Exhibit 10.1*

ROCKWELL AUTOMATION
2020 LONG-TERM INCENTIVES PLAN
STOCK OPTION AGREEMENT FOR U.S. EMPLOYEES

<Award Date>

To:     <first_name> <last_name>

We are pleased to notify you that you have been granted the following stock options (the “Options”) under the Rockwell Automation, Inc. 2020 Long-Term Incentives Plan (the “Plan”):

Date of Grant	Type of Grant	Number of Shares	Award Price
<award date>	<award type>	<award amount>	<award price>

The Options are granted under and may be exercised only upon the terms and conditions of this Stock Option Agreement for U.S. Employees, including the Stock Option Terms and Conditions attached hereto (collectively, the “Stock Option Agreement”), subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Stock Option Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan. Other terms and conditions are substantially the same as any options previously granted.

In partial consideration for the grant of the Options to you, you undertake and agree by your acceptance of this Stock Option Agreement that

(a)during your employment with the Corporation (as such term is defined below) and for two years after the date of your retirement or other termination of such employment, you shall not (i) directly or indirectly, except with the approval of the Corporation, engage or otherwise participate in any business that is competitive with any significant line of business of the Corporation (otherwise than through ownership of not more than 5% of the voting securities of any such competitive business); or (ii) solicit or induce, or cause any other person or entity to solicit, any employee of the Corporation to leave his or her employment with the Corporation to accept employment or other engagement with any other person or entity; and

(b)in the event that you breach this undertaking, in addition to any and all other remedies the Corporation may have, (i) Rockwell Automation shall have the right to determine by written notice to you that any of the Options then outstanding shall immediately lapse and cease to be exercisable; and (ii) you agree to pay the Corporation upon written demand the amount of the excess of the Fair Market Value (as defined in the Plan) of any shares of Stock (as defined in the Plan) you acquired upon exercise of any of the Options (other than Options exercised more than two years before the date of your retirement or other termination of employment) over the award price for such Stock.

If a Change of Control (as defined in the Plan) shall occur, however, the foregoing provisions (a) and (b) shall immediately terminate as of, and shall not limit your activities after, the date of such Change of Control.

This stock option grant is subject to the condition that you accept your grant on-line through the Schwab Equity Award Center at http://eac.schwab.com. If you do not accept your grant within sixty days of the award date, the Options will be cancelled, unless Rockwell Automation, in its sole discretion, elects in writing to extend that date.

A copy of the Plan and Plan prospectus are being delivered to you through the Schwab Equity Award Center® on the Web at http://eac.schwab.com. By your acceptance of this stock option grant, you expressly acknowledge receipt of the Plan prospectus. If you would prefer to receive a printed copy of the Plan prospectus, call Rockwell Automation Stock Option Administration at 414-382-8401.

Please carefully read all the grant documents and retain them for future reference.

ROCKWELL AUTOMATION, INC.
By:

Rebecca W. House
Senior Vice President,
Chief Administrative and Legal Officer and Secretary

ROCKWELL AUTOMATION, INC.
2020 LONG-TERM INCENTIVES PLAN
STOCK OPTION TERMS AND CONDITIONS

1.Definitions

As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

(a)Change of Control: Change of Control shall have the same meaning as such term has in the Plan.

(b)Charles Schwab: Charles Schwab & Co., Inc., the stock option administrator whom Rockwell Automation has engaged to administer and process all Option exercises.

(c)Corporation: Rockwell Automation, its Subsidiaries (as such term is defined in the Plan) and any successor thereto.

(d)Customer Service Center: Charles Schwab's Customer Service Center that is used to facilitate Option transactions. Contact Charles Schwab at (800) 654-2593.

(e)Exercise Request and Attestation Form: Such form as may be accepted by Charles Schwab in connection with the use of already-owned shares to pay all or part of the award price for the Option Stock to be purchased on exercise of any of the Options.

(f)Options: The stock option or stock options listed in the first paragraph of the Stock Option Agreement for U.S. Employees to which these Stock Option Terms and Conditions are attached and which together with these Stock Option Terms and Conditions constitute the Stock Option Agreement.

(g)Option Stock: The Stock issuable or transferable on exercise of the Options.

(h)Plan: Rockwell Automation’s 2020 Long-Term Incentives Plan, as such Plan may be amended and in effect at the relevant time.

(i)Rockwell Automation: Rockwell Automation, Inc., a Delaware corporation, and any successor thereto.

(j)Schwab Equity Award Center®: Charles Schwab’s stock option management website that you can use to access your stock option account and to facilitate stock option transactions securely on the Web at http://eac.schwab.com.

(k)Stock: Stock shall have the same meaning as such term has in the Plan.

(l)Stock Option Agreement: These Stock Option Terms and Conditions together with the Stock Option Agreement to which they are attached.

2.When Options May be Exercised

The Options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time, as to one-third (rounded to the nearest whole number) of the Option Stock during the period beginning on the first anniversary of the award date and ending on the tenth anniversary of the award date, as to an additional one-third (rounded to the nearest whole number) of the Option Stock during the period beginning on the second anniversary of the award date and ending on the tenth anniversary of the award date, and as to the balance of the Option Stock during the period beginning on the third anniversary of the award date and ending on the tenth anniversary of the award date, and only during those periods, provided that:

(a)if you die while an Employee (as defined in the Plan), your estate, or any person who acquires the Options by bequest or inheritance, may exercise all the Options not theretofore exercised within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three years thereafter; and

(b)if your employment by the Corporation terminates other than by death, then:

(i)if your retirement or other termination date is before the first anniversary of the award date, the Options will terminate on your retirement or other termination and may not be exercised at any time;

(ii)if your employment by the Corporation is terminated for “cause” (as reasonably determined by the Corporation applying the definition in this Stock Option Agreement), the Options will immediately terminate upon your termination and may not be exercised at any time;

(iii)if your employment by the Corporation terminates on or after the first anniversary of the award date by reason of your retirement, you (or if you die after your retirement date, your estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period starting on the date you would otherwise have become entitled to exercise the part of the Options so exercised and ending on the fifth anniversary of your retirement date; and

(iv)if your employment by the Corporation terminates on or after the first anniversary of the award date for any reason not specified in subparagraph (a) or in clauses (ii) or (iii) of this subparagraph (b), you (or if you die after your termination date, your estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within) the period ending three months after your termination date but only to the extent they were exercisable on your termination date.

For purposes of this Section 2, “cause” means any of the following: (i)  your commission of an act of theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Corporation; (ii)  your material failure to comply with the Corporation’s code of conduct or other policies; (iii)  your breach of any obligation under any agreement between you and the Corporation; (iv) your unauthorized use, misappropriation, destruction or diversion of any asset of the Corporation; (v) any intentional act that is injurious to the Corporation’s reputation, financial condition or business, or which otherwise is injurious to employees, clients, or suppliers of the Corporation; (vi) your repeated failure or inability to perform the duties and/or responsibilities of your position; or (vii) your conviction of, or plea of no contest to, any felony or criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Corporation, as determined by the Corporation.

For purposes of this Section 2, retirement means termination of employment with the Corporation after attaining age 65 and five (5) years of service or age 55 and ten (10) years of service, except as otherwise determined by the Committee or the Chief Executive Officer of the Corporation.

For purposes of this Section 2, if you receive severance payments in connection with your separation from the Corporation, you will be treated as not having terminated your employment with the Corporation until the last date on which you are entitled to receive severance payments from the Corporation, at which time your employment by the Corporation will be deemed terminated.

In no event will the provisions of the foregoing subparagraphs (a) and (b) extend to a date after the tenth anniversary of the award date the period during which the Options may be exercised.

Notwithstanding any other provision of this Stock Option Agreement, (x) if (A) a Change of Control occurs, (B) all Options that are outstanding are assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation and (C) within two years of such Change of Control your employment is terminated (1) by reason of death or disability, (2) by you for a Change of Control Good Reason (as defined in the Plan) or (3) by the Corporation other than for Cause (as defined in the Plan) or (y) if (A) a Change of Control occurs and (B) all Options that are outstanding are not assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation, all Options then outstanding (and, in the case of clause (x), any substituted awards of options) will immediately become vested and fully exercisable, whether or not then otherwise exercisable in accordance with their terms.

3.Exercise Procedure

(a)To exercise all or any part of the Options, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance) must contact the stock option administrator, Charles Schwab, by using the Customer Service Center or Schwab Equity Award Center® as follows:

(i)contact the Customer Service Center by calling (800) 654-2593, Monday through Friday 24 hours per day, or exercise via the Web through the Schwab Equity Award Center® at http://eac.schwab.com;

(ii)confirm the Option transaction through the Customer Service Center or Schwab Equity Award Center®;

(iii)at any time you may speak to a Customer Service Representative for assistance by calling (800) 654-2593;

(iv)full payment of the award price for the Option Stock to be purchased on exercise of the Options may be made:

•by check (wire) to your Charles Schwab account; or

•in already-owned Stock; or

•in a combination of check (wire) to your Charles Schwab account and Stock; or

•by authorizing Charles Schwab or a third party approved by Rockwell Automation to sell the Option Stock (or a sufficient portion of the Option Stock) acquired upon exercise of the Options; and

(v)          in the case of an exercise of the Options by any person other than you seeking to         exercise the Options, such documents as Charles Schwab or the Secretary of Rockwell Automation shall require to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

(b)An exercise of the whole or any part of the Options shall be effective:

(i)if you elect (or after your death, the person entitled to exercise the Options elects) to pay the award price for the Option Stock entirely by check (wire), upon (A) completion of your transaction by using the Customer Service Center or Schwab Equity Award Center® and full payment of the award price and withholding taxes (if applicable) to Charles Schwab within two (2) business days following the exercise; and (B) receipt of any documents required pursuant to Section 3(a)(v) herein; and
(ii)if you elect (or after your death, the person entitled to exercise the Options elects) to pay the award price of the Option Stock in Stock or in a combination of Stock and check, upon (A) completion of your transaction by using the Customer Service Center or Schwab Equity Award Center® and full payment of the award price (as described in Section 3(d) herein) and withholding taxes (if applicable) to Charles Schwab within two (2) business days following the exercise; and (B) receipt of any documents required pursuant to Section 3(a)(v) herein.

(c)If you choose (or after your death, the person entitled to exercise the Options chooses) to pay the award price for the Option Stock to be purchased on exercise of any of the Options entirely by check, payment must be made by:

•delivering to Charles Schwab a check (wire) in the full amount of the award price for such Option Stock; or

•arranging with a stockbroker, bank or other financial institution to deliver to Charles Schwab full payment, by check or (if prior arrangements are made with Charles Schwab) by wire transfer, of the award price of such Option Stock.

In either event, in accordance with Section 3(e) herein, full payment of the award price for the Option Stock purchased must be made within two (2) business days after the exercise has been completed through the Customer Service Center or Schwab Equity Award Center®.

(d)        (i)     If you choose (or after your death, the person entitled to exercise the Options chooses) to use already-owned Stock to pay all or part of the award price for the Option Stock to be purchased on exercise of any of the Options, you (or after your death, the person entitled to exercise the Options) must deliver to Charles Schwab an Exercise Request and Attestation Form and cash representing one share, per grant exercised, to settle the rounding of the exercise costs. To perform such a stock swap transaction or a partial swap transaction, the Exercise

Request and Attestation Form must be submitted via fax (866) 713-8381 by 4 PM ET on the date of exercise. Any questions concerning a stock swap transaction should be referred to (877) 804-3529 (Stock Option Administration Group Hotline). The Exercise Request and Attestation Form must attest to your ownership of Stock representing:

•at least the number of shares of Stock whose value, based on their Fair Market Value (as defined in the Plan) on the day you have exercised your Options through the Customer Service Center or Schwab Equity Award Center®, equals the award price for the Option Stock; or

•any lesser number of shares of Stock you desire (or after your death, the person entitled to exercise the Options desires) to use to pay the award price for such Option Stock and a check in the amount of such award price less the value of the Stock to which you are attesting, based on the Fair Market Value on the day you have exercised your Options through the Customer Service Center or Schwab Equity Award Center®.

(ii)    If you choose (or after your death, the person entitled to exercise the Options chooses) to use Option Stock acquired upon exercise of the Options to pay all or part of the award price for the remaining Option Stock to be purchased on exercise of any of the Options, you (or after your death, the person entitled to exercise the Options) must contact the Customer Service Center at (800) 654-2593.

(iii)Charles Schwab will advise you (or any other person who, being entitled to do so, exercises the Options) of the exact number of shares of Stock, valued in accordance with Section 4(a)(ii) of the Plan at their Fair Market Value on the date of exercise, and any funds required to pay in full the award price for the Option Stock purchased. In accordance with Section 3(e) herein, you (or such other person) must pay, by check, in Stock or in a combination of check and Stock, any balance required to pay in full the award price of the Option Stock purchased within two (2) business days after the exercise has been completed through the Customer Service Center.

(iv)Notwithstanding any other provision of this Stock Option Agreement, the Secretary of Rockwell Automation may limit the number, frequency or volume of successive exercises of any of the Options in which payment is made, in whole or in part, by delivery of Stock pursuant to this subparagraph (d) to prevent unreasonable pyramiding of such exercises.

(e)An exercise completed through the Customer Service Center or Schwab Equity Award Center®, whether or not full payment of the award price for the Option Stock is received by Charles Schwab, shall constitute a binding contractual obligation by you (or the other person entitled to exercise the Options) to proceed with and conclude that exercise of the Options (but only so long as you continue, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to Charles Schwab in full the award price for the Option Stock, that payment being by check, wire transfer, in Stock or in a combination of check and Stock, on or before the second business day after the date on which you complete the exercise through the Customer Service Center or Schwab Equity Award Center®. If such payment is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize the Corporation, in its discretion, to set off against salary payments or other amounts due or which may become due to you (or the other person entitled to exercise the Options) any balance of the award price for such Option Stock remaining unpaid thereafter.

(f)An Exercise Confirmation representing the number of shares of Option Stock purchased will be issued the second business day (i) after Charles Schwab has received full payment therefor or (ii) at Rockwell Automation’s or Charles Schwab’s election in their sole discretion, after Rockwell Automation or Charles Schwab has received (x) full payment of the award price of such Option Stock and (y) any reimbursement in respect of withholding taxes due pursuant to Section 5 herein.

4.Transferability

Participant other than Senior Vice President Officer as of the award date: The Options are not transferable by you otherwise than by will or by the laws of descent and distribution. During your lifetime, only you are entitled to exercise the Options.

Senior Vice President Officer as of the award date: The Options are not transferable by you otherwise than (i) by will or by the laws of descent and distribution, or (ii) in the case of Options not granted as incentive stock options, by gift (A) to any member of your immediate family or (B) to a limited liability corporation or partnership or trust for the benefit of one or more members of your immediate family or (C) to a family charitable trust established by you or a member of your immediate family; provided, however, that no transfer pursuant to this clause (ii) shall be effective unless you have notified Rockwell Automation’s Office of the Secretary (Attention: Stock Option Administration) in writing specifying the Option or Options to be transferred, the date of the gift and the name, address and social security or other taxpayer identification number of the transferee. During your lifetime, only you are entitled to exercise the Options unless you have transferred any Option in accordance with this paragraph to a member of your immediate family or to a limited liability corporation or partnership or trust for the benefit of one or more members of your immediate family or to a family charitable trust established by you or a member of your immediate family, in which case only that transferee (or the legal representative of the estate or the heirs or legatees of that transferee) shall be entitled to exercise that Option. For purposes of this paragraph, your “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren.

5.Responsibility for Taxes

You acknowledge that, regardless of any action taken by Rockwell Automation or, if different, the Subsidiary for which you provide continuous service (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by Rockwell Automation or the Employer. You further acknowledge that Rockwell Automation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, earning or exercise of the Options, the subsequent sale of Stock acquired pursuant to such exercise and the receipt of any dividends or other distributions paid on the Option Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Rockwell Automation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax-withholding event, as applicable, you agree to make arrangements satisfactory to Rockwell Automation and/or the Employer to satisfy any withholding obligations Rockwell Automation and/or the Employer may have for all Tax-Related Items. In this regard, you authorize Rockwell Automation and/or the Employer, or their respective agents including Charles Schwab, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from wages or other cash compensation payable to you by Rockwell Automation or the Employer;
(b)withholding from proceeds of the sale of Option Stock to be issued upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by Rockwell Automation (on your behalf pursuant to this authorization without further consent);
(c)deducting such Tax-Related Items from any payment to be made or shares of Option Stock to be delivered by Rockwell Automation or Charles Schwab under the Plan;
(d)requiring you (or any other person entitled to exercise the Options) to pay to Rockwell Automation or Charles Schwab an amount sufficient to provide for any such Tax-Related Items; or
(e)any other method acceptable to Rockwell Automation and permitted under the Plan and applicable laws.

Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, any withholding of Option Stock to satisfy applicable Tax-Related Items shall be approved in advance by the Committee or the Board. Rockwell Automation and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Option Stock.

By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if Rockwell Automation or Charles Schwab elects to require you (or such other person) to remit an amount sufficient to pay such withholding obligations for Tax-Related Items pursuant to Section 5(d) above, you (or such other person) must remit that amount within two (2) business days after the completion of the Option exercise. If such payment is not made, Rockwell Automation, in its discretion, shall have the same right of set-off with respect to payment of the Tax-Related Items in connection with the exercise of the Option as provided under Section 3(e) herein with respect to payment of the award price.

You agree to pay to Rockwell Automation or the Employer any amount of Tax-Related Items that Rockwell Automation or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Rockwell Automation may refuse to deliver the Option Stock or the proceeds of the sale of Stock if you fail to comply with your obligations for Tax-Related Items.

6.Headings

The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Stock Option Agreement.

7.References

All references in these Stock Option Terms and Conditions to Sections, paragraphs, subparagraphs or clauses shall be deemed to be references to Sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

8.Entire Agreement

This Stock Option Agreement and the Plan embody the entire agreement and understanding between Rockwell Automation and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Stock Option Agreement and the Plan.

9.Applicable Laws and Regulations

This Stock Option Agreement and Rockwell Automation’s obligation to issue Option Stock hereunder are subject to applicable laws and regulations, as well as Rockwell Automation’s insider trading policies.

10.Beneficiary Designation

You explicitly agree that the beneficiary designated in your designated beneficiary plan, if any, for your Schwab One Brokerage account linked to your Equity Award Center account will apply to your Equity Award Center account. This includes, without limitation, the Options and any equity awards outstanding as of the date hereof, unless you submit to Charles Schwab a written revocation of the designated beneficiary with respect to your Equity Award Center account.

11.Applicable Law and Venue

This Stock Option Agreement and Rockwell Automation’s obligation to deliver Option Stock hereunder will be governed by and construed and enforced in accordance with the laws of Delaware and the Federal laws of the United States, without regard to any conflict of law provisions.

Any and all disputes relating to, concerning or arising from this Stock Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Options or this Stock Option Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts and hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

12.Electronic Delivery and Acceptance

Rockwell Automation may, it its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Rockwell Automation or a third-party designated by Rockwell Automation.

13.No Advice Regarding Grant

The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the shares of Stock underlying the Option. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.Imposition of Other Requirements

Rockwell Automation reserves the right to impose other requirements on your participation in the Plan, and on the Option, to the extent Rockwell Automation determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.Severability

The provisions of this Stock Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Waiver

You acknowledge that a waiver by the Corporation of breach of any provision of this Stock Option Agreement shall not operate or be construed as a waiver of any other provision of this Stock Option Agreement or of any subsequent breach by you or any other Participant.